Exhibit 99.1

CIFC Deerfield Corp. Contact:	Financial Relations Board Contact:
Nga Tran	Leslie Loyet
(212) 624-1204	(312) 640-6672

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 13, 2011

DEERFIELD CAPITAL CORP. AND CIFC CLOSE MERGER

Chicago and New York, April 13, 2011 — Deerfield Capital Corp. (NASDAQ: DFR) and CIFC today announced the closing of their merger. The newly combined company will now operate under the name CIFC Deerfield Corp. (the “Company”).

Peter Gleysteen, Chief Executive Officer, stated, “The merger brings together a terrific array of capabilities, professionals and financial resources to better serve investors worldwide and meet the expectations of our shareholders. This merger is about growth and the unprecedented opportunities we see for asset management products, especially ones backed by senior secured corporate loans. In fact, one of the Company’s first decisions is to proceed with a new CLO, and work is already underway as we look forward to growing the company.”

“CIFC Deerfield Corp. represents the consolidation of investment leaders with a focus toward increased value for stockholders and continuing asset management expertise for clients,” added Jonathan Trutter, Vice Chairman. “We are gratified that, with an overwhelming vote in favor of this transaction, stockholders have indicated that they share our vision for the future.”

About the Company

The Company is one of the largest and most established credit asset management firms globally, and its CIFC collateralized loan obligation (CLO) fund family has market-leading performance in the U.S.-managed CLO segment.  The Company currently serves over 250 institutional investors in North America, Europe, Asia and Australia, and manages approximately $15.4 billion of client assets on a pro forma basis as of January 1, 2011, including CLO assets under management of $11.6 billion.  Based in New York, the Company also has operations in Chicago.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations and can generally be identified by the use of words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are predictions as to future facts and conditions, the accurate prediction of which is difficult and involve the assessment of events beyond the control of the Company and its subsidiaries. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, including the risk that the assumptions on which the forward-looking statements are based prove to be inaccurate, actual results may differ materially from expectations or projections. For example, there can be no assurance that the Company will realize the expected benefits of the merger. For additional information regarding risks that may cause the Company’s actual results to differ materially from those described in the forward-looking statements, see the Company’s proxy statement with respect to the merger filed on March 15, 2011, Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q and other public filings with the Securities and Exchange Commission. Readers of this press release are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this press release, except as may be required by applicable securities laws.